UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

         Date of report (Date of earliest event reported):  March 16, 2015

Unico American Corporation

 (Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

0-3978	95-2583928
(Commission File Number)	(IRS Employer Identification No.)

23251 Mulholland Drive
Woodland Hills, California	91364
(Address of Principal Executive Offices)	(Zip Code)

(818) 591-9800

(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On March 16, 2015, Warren Orloff informed the Board of Directors of Unico American Corporation (the “Company”) that, for personal reasons, he would not be standing for re-election as a director of Unico American Corporation at the next annual meeting of shareholders.

(e) On and effective as of March 17, 2015, the Company entered into an amended and restated employment agreement (the “employment agreement”) with Cary L. Cheldin (the “Executive”), the President and Chief Executive Officer of the Company. This agreement was approved by the Company’s Board of Directors on March 16, 2015.

The employment agreement provides for an annual salary of no less than $315,000. The annual salary is subject to increase from time to time at the discretion of the Board of Directors of the Company. The employment agreement also provides that the Company will promptly reimburse the Executive for certain “out-of-pocket” expenses.

The employment agreement provides for a mandatory annual bonus payable on or before December 31 of each year. The amount of each mandatory bonus is to be determined by the Board of Directors but will not to be less than $54,000, less any amounts paid to the

Executive as a discretionary bonus since the immediately preceding January 1.

The Executive’s employment under the employment agreement will continue until terminated by (a) the Executive’s death, (b) the Company without Cause (as Cause is defined in the employment agreement) on thirty days’ advance written notice, (c) the Executive other than for breach of the employment agreement on thirty days’ advance written notice, (d) the Executive for a material breach by the Company of the terms of the employment agreement, which is not cured within thirty (30) days after the Executive provides the Company written notice describing such breach with particularity, (e) the Company for Cause, or (f) the Company on account of the Executive’s permanent disability (as determined in accordance with the employment agreement).

If the employment agreement is terminated by the Company without Cause or by the Executive due to a breach of the employment agreement by the Company, the Company must pay or provide to the Executive (a) all unpaid salary and other compensation for periods or partial periods that occurred prior to the date of termination and any unreimbursed business expenses, such amount to be paid immediately upon termination, (b) the mandatory bonus for the calendar year in which his employment was terminated to the extent not previously paid, without giving effect to his termination, (c) an amount equal to three times his then-current base salary, such amount to be paid conditional upon his execution of a release, in one single lump sum within 45 days after termination, (d) the minimum mandatory bonus of $54,000 for the three calendar years following his termination of employment, without giving effect to his termination of employment, such amounts to be paid as and when provided for under the employment agreement, and (e) the employee benefits set forth in the employment agreement for the three years following his termination of employment or, if the Company cannot provide such benefits, the cash equivalent to reimburse the Executive for the cost (including any tax cost) to purchase such employee benefits in the open market, such amounts to be reimbursed monthly. The employment agreement contains certain obligations, limitations and restrictions in the event that payments or distributions under the employment agreement would constitute an “excess parachute payment” subject to the excise tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or would result in adverse tax consequences under Section 409A of the Code.

The employment agreement also provides that the Company will pay the Executive at the rate of 10% per annum (or the highest permissible rate under applicable law, if less) on all amounts due under the employment agreement that are not timely paid.

The foregoing is a summary of the employment agreement with the Executive and is qualified in its entirety by reference to the employment agreement attached to this Form 8-K as Exhibit 10.1

A copy of the press release regarding the above-described matters is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1   Employment Agreement, effective March 17, 2015, between Unico American Corporation and Cary L. Cheldin.

99.1 News Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            UNICO AMERICAN CORPORATION

                                                                (Registrant)

Date: March 19, 2015          By:   /s/ Lester A. Aaron

                                                Name:   Lester A. Aaron

                                                Title:   Chief Financial Officer